Exhibit 99(a)(1)(I)

Calculation of Filing Fee Tables

Schedule TO-I (Form Type)

Yieldstreet Alternative Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fee to Be Paid	$4,185,035.16	(1)	0.015310%	$640.73	(2)
Fees Previously Paid	--				$(2)
Total Transaction Valuation	$4,185,035.16	(1)
Total Fees Due for Filing				$640.73	(2)
Total Fees Previously Paid
Total Fee Offsets				--
Net Fee Due				$640.73

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 451,933 shares of common stock, par value $0.001 per share, of Yieldstreet Alternative Income Fund Inc. (the “Fund”), at a price equal to $9.2603, which represents the Fund’s net asset value per share as of May 7, 2025, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals $153.10 per million dollars of the value of the transaction.